Exhibit 99.3

Unaudited Condensed Financial
Statements as of September 30, 2026
and December 31, 2025 and for the
nine months ended September 30,
2026 and September 30, 2025

Agility Robotics, Inc.

i

Agility Robotics, Inc.

UNAUDITED CONDENSED BALANCE SHEETS

	September 30, 2026	December 31, 2025
Assets

Current assets
Cash and cash equivalents	$64,903,899	$103,043,146
Accounts receivable – trade	182,885	252,651
Accounts receivable - related parties	81,612	186,004
Inventories	14,355,408	12,871,418
Prepaid expenses	5,950,741	1,146,279
Other current assets	6,956,022	2,719,044

Total current assets	92,430,567	120,218,542

Property and equipment, net	27,969,528	15,928,109

Operating lease right-of-use assets	16,251,300	5,868,038

Restricted cash, long-term	7,100,000	2,100,000

Other assets	218,491	194,648

Total assets	$143,969,886	$144,309,337

Liabilities, temporary equity, and stockholders’ deficit

Current liabilities
Accounts payable	$7,328,902	$4,500,967
Accrued expenses	16,344,824	7,264,329
Deferred revenue	444,832	293,533
Liability for SAFEs	115,118,000	-
Award liability, short-term	-	4,011,777
Operating lease obligations, short-term	556,023	586,280

Total current liabilities	139,792,581	16,656,886

Non-current liabilities
Operating lease obligations, net of current portion	16,853,852	5,714,333
Award liability, net of current portion	-	34,204,559

Total liabilities	156,646,433	56,575,778

Commitments and contingencies (NOTE 13)

Temporary equity
Contingently redeemable preferred stock ($.0001 par value. 19,493,031 authorized shares as of September 30, 2026 and December 31, 2025)
Series A (1,908,075 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $7,999,986 as of September 30, 2026 and December 31, 2025)	7,999,986	7,999,986

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

UNAUDITED CONDENSED BALANCE SHEETS - CONTINUED

Series A-1 (404,012 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $513,095 as of September 30, 2026 and December 31, 2025)	513,095	513,095
Series A-2 (80,023 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $197,657 as of September 30, 2026 and December 31, 2025)	197,657	197,657
Series A-3 (80,383 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $110,125 as of September 30, 2026 and December 31, 2025)	110,125	110,125
Series A-4 (2,549,906 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $11,749,967 as of September 30, 2026 and December 31, 2025)	11,749,951	11,749,951
Series B (3,988,083 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $124,202,624 as of September 30, 2026 and December 31, 2025)	124,015,932	124,015,932
Series C-1 (1,385,654 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $51,072,851 as of September 30, 2026 and December 31, 2025)	51,024,672	51,024,672
Series C-2 (376,648 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $11,106,069 as of September 30, 2026 and December 31, 2025)	13,646,073	13,646,073
Series A-4-X (1,844,617 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $16,999,990 as of September 30, 2026 and December 31, 2025)	8,499,995	8,499,995
Series B-X (828,335 shares outstanding as of September 30, 2026 and December 31, 2025, total liquidation amount of $51,594,403 as of September 30, 2026 and December 31, 2025)	25,797,201	25,797,201
Series C-3 (2,387,864 and 2,312,199 shares outstanding as of September 30, 2026 and December 31, 2025, respectively, total liquidation amount of $157,945,742 and $152,940,865 as of September 30, 2026 and December 31, 2025)	157,221,320	152,216,359

Total temporary equity	400,776,007	395,771,046

Stockholders’ deficit
Common stock ($.0001 par value. 33,500,000 authorized shares as of September 30, 2026 and December 31, 2025, 3,570,184 and 3,242,776 shares outstanding as of September 30, 2026 and December 31, 2025, respectively, excluding 0 and 257,313 liability classified shares as of September 30, 2026 and December 31, 2025, respectively)	357	324
Additional paid-in capital	358,321,661	5,034,673
Accumulated deficit	(771,774,572)	(313,072,484)

Total stockholders’ deficit	(413,452,554)	(308,037,487)

Total liabilities, temporary equity, and stockholders’ deficit	$143,969,886	$144,309,337

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

Nine months ended September 30,

	2026	2025

Net sales - trade	$179,163	$612,958

Net sales - related parties	181,698	1,126,500

Total net sales	360,861	1,739,458

Cost of goods sold	5,783,029	3,942,206

Gross loss	(5,422,168)	(2,202,748)

Selling, general and administrative expenses	194,728,274	34,274,165

Research and development expenses	244,746,082	62,471,750

Loss from operations	(444,896,524)	(98,948,663)

Other income (expense)
Interest income	1,485,216	1,121,123
Change in fair value of SAFEs	(15,118,000)	-
Other income (expense), net	(172,780)	167,388

Total other income (expense)	(13,805,564)	1,288,511

Net loss	$(458,702,088)	$(97,660,152)

Loss per share of Common Stock:
Basic and diluted	$(14.08)	$(3.11)
Weighted-average shares of Common Stock outstanding:
Basic and diluted	32,574,100	31,411,961

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

UNAUDITED CONDENSED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Nine months ended September 30, 2026

	Temporary Equity		Stockholders’ Deficit
	Contingently Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2025	15,757,935	$395,771,046	3,242,776	$324	$5,034,673	$(313,072,484)	$(308,037,487)

Net loss	-	-	-	-	-	(458,702,088)	(458,702,088)

Issuance of series C-3 preferred stock	75,665	5,004,961	-	-	-	-	-

Options exercised	-	-	40,641	4	165,102	-	165,106

Stock compensation expense	-	-	-	-	34,200,087	-	34,200,087

Repurchase right expiration	-	-	101,486	11	5,407,839	-	5,407,850

Incremental stock compensation expense due to modification	-	-	-	-	49,055,261	-	49,055,261

Reclassification of award liability to equity due to modification	-	-	185,281	18	264,458,699	-	264,458,717

Balance, September 30, 2026	15,833,600	$400,776,007	3,570,184	$357	$358,321,661	$(771,774,572)	$(413,452,554)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

UNAUDITED CONDENSED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT - CONTINUED

Nine months ended September 30, 2025

	Temporary Equity		Stockholders’ Deficit
	Contingently Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2024	13,168,541	$233,385,929	3,065,042	$306	$681,232	$(174,986,152)	$(174,304,614)

Net loss	-	-	-	-	-	(97,660,152)	(97,660,152)

Issuance of series C-1 preferred stock (net of issuance costs of $48,402)	277,195	10,168,548	-	-	-	-	-

Issuance of series C-3 preferred stock (net of issuance costs of $631,886)	1,599,769	105,185,170	-	-	-	-	-

Repurchase right expiration	-	-	108,550	11	2,652,941	-	2,652,952

Balance, September 30, 2025	15,045,505	$348,739,647	3,173,592	$317	$3,334,173	$(272,646,304)	$(269,311,814)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

Nine months ended September 30,

	2026	2025
Cash flows from operating activities
Net loss	$(458,702,088)	$(97,660,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,846,793	2,907,784
Impairment of property and equipment	-	1,705,163
Change in fair value of SAFEs	15,118,000	-
Loss on disposal of property and equipment	234,409	89,540
Stock compensation expense	314,822,706	28,422,287
Change in operating lease right-of-use assets	1,305,547	729,469
Changes in assets and liabilities:
Accounts receivable - trade	69,766	(265,391)
Accounts receivable - related parties	104,392	(53,112)
Inventories	(12,854,516)	(9,166,498)
Prepaid and other current assets	(9,215,124)	(1,146,155)
Other assets	(23,843)	251
Accounts payable	2,827,935	1,188,785
Accrued expenses	9,080,495	4,498,014
Operating lease obligations	(405,863)	(666,840)
Deferred revenue	151,299	(941,184)
Net cash used in operating activities	(131,640,092)	(70,358,039)

Cash flows from investing activities
Purchase of property and equipment	(6,752,095)	(1,030,483)
Maturity of short-term treasury bonds	-	7,341,579
Net cash provided by (used in) investing activities	(6,752,095)	6,311,096

Cash flows from financing activities
Issuance of contingently redeemable preferred stock, net of issuance costs	5,004,961	115,353,718
Issuance of SAFEs	100,000,000	-
Options exercised	247,979	659,755
Net cash provided by financing activities	105,252,940	116,013,473

Net increase (decrease) in cash, cash equivalents, and restricted cash	(33,139,247)	51,966,530

Cash, cash equivalents, and restricted cash - beginning of period	105,143,146	36,938,398

Cash, cash equivalents, and restricted cash - end of period	$72,003,899	$88,904,928

Supplemental disclosures
Non-cash investing and financing activities:
Right-of-use assets from new operating leases	$11,515,125	$-
Inventories transferred to property and equipment, net	$11,370,526	$5,170,486
Repurchase right expiration	$5,407,850	$2,652,952
Reclassification of award liability to equity due to modification	$264,458,717	$-
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - Business and Organization

Agility Robotics, Inc. (the “Company”) was organized in 2015 under the laws of the State of Delaware as a spinoff of Oregon State University, to commercialize research from the Dynamic Robotics Laboratory on bipedal locomotion. Since inception, the Company has developed several versions of a bipedal robot, referred to as Digit. Historically, Digit has been sold as a unit, deployed under robot deployment arrangements and used for short-term customer acceleration program (“CAP”) engagements (historically referred to as proof-of-concept or POC), with strategic partners and prospective long-term customers. These efforts are still largely considered to be research and development, and the Company is currently considered to be an early-stage growth company. The Company is headquartered in Salem, Oregon, previously in Tangent, Oregon, with offices located in Pittsburgh, Pennsylvania, San Jose, California, and Fremont, California.

On November 4, 2026 (the “Closing Date”), the Company completed the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated June 24, 2026, among the Company, Churchill Capital Corp XI (“CCXI”), and BLB Merger Sub, Inc., a wholly owned subsidiary of CCXI (“Merger Sub”) (collectively, the “Business Combination”). Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of CCXI. In connection with the Business Combination, CCXI changed its name to Agility Robotics, Inc. (“NewCo”). NewCo’s common stock and warrants began trading on NASDAQ under the symbols “AGLT” and “AGLTW” on November 5, 2026.

The Business Combination is being accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer and CCXI as the accounting acquiree. This determination reflects the former Company stockholders’ voting interests, the composition of NewCo’s board of directors, the continuation of Company management and other applicable factors.

For accounting purposes, the transaction is treated as the Company issuing equity interests in exchange for CCXI’s net assets, accompanied by a recapitalization. The Company’s assets and liabilities continue at their historical carrying amounts, and CCXI’s net assets are recognized at their carrying amounts after applying the accounting requirements applicable to individual instruments and closing transactions. No goodwill or other intangible assets arise from the reverse recapitalization.

In addition, all outstanding NewCo instruments, including common stock, common stock warrants and common stock options are expected to be classified as permanent equity for accounting purposes. The Company is assessing the accounting classification of the RSUs awarded after September 30, 2026.

The Business Combination will be reflected in the financial statements for the period that includes the Closing Date. The accompanying financial statements present the Company’s financial position and results before the Business Combination and do not include CCXI’s assets, liabilities or operations, or the November closing transactions. See Note 16 for additional details on share conversions.

Liquidity and Capital Resources

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which assumes the Company will continue in operation, realize its assets and satisfy its liabilities in the normal course of business.

The Company has incurred operating losses and negative operating cash flows and expects these conditions to continue for the foreseeable future as it invests in research and development, manufacturing capabilities, and commercialization activities.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Subsequent to September 30, 2026, the Company completed its business combination and related financing transactions in November 2026, generating approximately $334.1 million of net cash proceeds, excluding the $100.0 million of proceeds previously received from the issuance of Simple Agreements for Future Equity (“SAFEs”) in July 2026. The completion of these transactions significantly increased the Company’s available liquidity.

Based on the Company’s current operating plan and forecasted cash requirements, management believes the Company has sufficient cash resources to fund operations and satisfy obligations as they become due for at least one year from the date the unaudited condensed financial statements are issued. Accordingly, management concluded that the substantial doubt regarding the Company’s ability to continue as a going concern identified in prior reporting periods has been alleviated.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed financial statements are prepared in accordance with U.S. GAAP. The Company has included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal recurring items, except for the modification of the Company’s Equity Incentive Plan, which resulted in incremental stock compensation expense and the reclassification of the entire award liability balance to equity, as described in Note 9. The interim unaudited condensed financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these interim unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes included as of and for the year ended December 31, 2025.

Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenue and expenses during the reporting period.

The Company’s financial condition or operating results may be affected to the extent that there are material differences between estimates and actual results. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact of known events and circumstances on its estimates and assumptions as of the date of issuance of this report. Estimates and assumptions that were significantly affected during the period include (i) the fair value of the SAFEs issued in July 2026 discussed in Note 8, which are remeasured each reporting date using probability-weighted scenarios; (ii) the June 30, 2026 modification of the Company’s Equity Incentive Plan discussed in Note 9, which resulted in the remeasurement of the award liability balance and the reclassification from liabilities to equity; and (iii) the incremental borrowing rate used to measure the operating lease right-of-use asset and operating lease obligation for the Fremont, California lease discussed in Note 6. These estimates may change as new events occur and additional information is obtained.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Operating Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”), which is the Company’s Chief Executive Officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a company basis. There is no expense or asset information that is supplemental to the information disclosed in these unaudited condensed financial statements, which are regularly provided to the CODM. The allocation of resources and assessment of performance of the operating segment is based on net sales and loss from operations as shown in the unaudited condensed statements of operations. The CODM considers net sales and loss from operations in the annual forecasting process and reviews actual results when making decisions about allocating resources. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief executive officer comprehensively manages the entire business. Accordingly, the Company does not accumulate discrete financial information with respect to separate divisions and does not have separate operating or reportable segments. Since the Company operates in one operating segment, significant segment level expense information provided to the CODM is consistent with the unaudited condensed statements of operations, as presented on the accompanying unaudited condensed statements of operations. The measure of segment assets is reported on the accompanying unaudited condensed balance sheets as total assets.

Restricted Cash

The Company classifies all cash pledged as collateral to secure long-term obligations and all cash whose use is otherwise limited by contractual provisions as restricted cash. Amounts are reported as non-current unless restrictions are expected to be released in the next 12 months. The Company holds $7,100,000 in restricted cash as Standby Letters of Credit to secure two of the Company’s leasing arrangements. Per the agreements, the funds are not expected to be returned until the end of the lease terms in 2033 and 2036. As such, the funds are classified as restricted cash, long-term.

The following table summarizes the end-of-period cash, cash equivalents, and restricted cash from the Company’s unaudited condensed balance sheets and the total cash, cash equivalents, and restricted cash as presented on the accompanying unaudited condensed statements of cash flows:

	September 30, 2026	December 31, 2025

Cash and cash equivalents	$64,903,899	$103,043,146
Restricted cash, long-term	7,100,000	2,100,000
Cash, cash equivalents, and restricted cash shown in the unaudited condensed statements of cash flows	$72,003,899	$105,143,146

Accounts Receivable

Accounts receivable consists of amounts due from customers and are due 30, 45, 60 or 90 days after the issuance of the invoice, depending on negotiated contract terms. The Company does not require collateral for receivables. In accordance with ASC 326-20, the Company calculates expected losses using the aging schedule method, with particular attention paid to accounts outstanding greater than 90 days and also considers historical collection information and existing economic conditions. As of September 30, 2026 and December 31, 2025, management has recorded no credit losses from uncollectible accounts receivable as all amounts were deemed to be collectible.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and restricted cash. The Company maintains its cash, cash equivalents, and restricted cash at U.S. commercial banks. Cash, cash equivalents and restricted cash deposited with domestic commercial banks generally exceed the Federal Deposit Insurance Corporation insurable limit, though the Company has not experienced any credit losses on its deposits.

The Company had the following significant customers representing approximately 10% or more of net sales for the nine months ended September 30, 2026 and 2025 and accounts receivable as of September 30, 2026 and December 31, 2025:

	2026		2025
	Net Sales %	Accounts Receivable %	Net Sales %	Accounts Receivable %

Customer A	*	*	60%	26%
Customer B	28%	*	*	23%
Customer C	*	*	*	23%
Customer D	50%	31%	*	16%
Customer E	*	38%	*	*
Customer F	21%	22%	*	*
Customer G	*	*	29%	*

*	Customer accounted for less than 10% of total net sales or accounts receivable in the period.

Recently Adopted Accounting Pronouncements

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606. The practical expedient permits all entities to assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. The Company adopted ASU 2025-05 on a prospective basis as of January 1, 2026 with no material impact to its financial statements.

Recent Accounting Pronouncements Not Yet Adopted

The FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The ASU is intended to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities and align the requirements in the Codification with the SEC’s regulations. The Company is currently evaluating this update to determine the impact, if any, on the Company’s financial statements as adopting ASU 2023-06 requires the Company to disclose details of the preference in involuntary liquidation.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure of additional expense information on an annual and interim basis, including the amounts of inventory purchases, employee compensation, depreciation and intangible amortization included within each income statement expense caption. This standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this new standard.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 3 - Revenue

Revenue for the nine months ended September 30, 2026 and 2025, disaggregated by major source, was as follows:

	Nine months ended September 30,
	2026	2025
Sales by type:
Robot sales	$-	$1,560,000
Deployment and professional services	358,198	166,454
Repair and maintenance	1,244	8,991
Other revenue	1,419	4,013

Total net sales	$360,861	$1,739,458

	Nine months ended September 30,
	2026	2025
Timing of Recognition:
Point in Time	$2,663	$1,573,004
Over Time	358,198	166,454

Total net sales	$360,861	$1,739,458

Contract assets were not material as of either reporting date. Contract liabilities, which are included in deferred revenue on the unaudited condensed balance sheets, consist primarily of customer prepayments and milestone billings received or invoiced in advance of performance, including upfront billings in Robot sale arrangements, and billings under arrangements for which work had not yet commenced. Contract liabilities are recognized as revenue as the related performance obligations are satisfied.

For the nine months ended September 30, 2026 and 2025, the Company recognized $141,700 and $941,184, respectively, that was included within the deferred revenue balance at the beginning of the period. The net sales recognized for the nine months ended September 30, 2026 relate to recognition of prepayments for CAP arrangements and professional services and the net sales recognized for the nine months ended September 30, 2025 primarily relate to recognition of customer deposits for robots sold during the period.

Remaining Performance Obligations

As of September 30, 2026 and December 31, 2025, the Company had remaining performance obligations of $444,832 and $293,533, respectively, representing the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. These amounts consisted primarily of deferred revenue associated with individual phases of long-term, multiple phased CAP arrangements. The Company expects to recognize substantially all these remaining performance obligations as revenue within the next twelve months.

The Company has elected the practical expedient in ASC 606-10-50-14 to exclude from this disclosure (i) contracts with an original expected duration of one year or less and (ii) variable consideration allocated to wholly unsatisfied performance obligations.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 4 - Inventories

Inventories as of September 30, 2026 and December 31, 2025, consisted of the following:

	September 30, 2026	December 31, 2025

Finished goods	$-	$-
Work-in-process	2,636,177	1,750,076
Raw materials	11,719,231	11,121,342

Total inventories	$14,355,408	$12,871,418

During the nine months ended September 30, 2025, the Company expensed approximately $800,666 for excess and obsolete inventory related to legacy versions of the robot, which was recognized within research and development expenses on the unaudited condensed statements of operations. The related inventory was subsequently disposed of during the nine months ended September 30, 2026, with no incremental expense recognition required.

During the nine months ended September 30, 2026 and 2025, the Company transferred $11,370,526 and $5,170,486, respectively, of inventory to property and equipment, net. The transferred robots are used internally for research and development and deployed under CAP engagements where ownership is retained by the Company. See Note 5.

NOTE 5 - Property and Equipment, net

Property and equipment, net as of September 30, 2026 and December 31, 2025, consists of the following:

	September 30, 2026	December 31, 2025

Leasehold improvements	$4,043,478	$4,938,922
Equipment, robots	29,291,520	14,119,044
Equipment, other	4,127,219	3,462,010
Furniture and fixtures	150,029	150,029
Construction in progress	4,487,125	2,638,962
Other	45,886	9,900
	42,145,257	25,318,867
Less: accumulated depreciation	(14,175,729)	(9,390,758)

Total property and equipment, net	$27,969,528	$15,928,109

For the nine months ended September 30, 2026 and 2025, depreciation expense was $5,846,793 and $2,907,784, respectively. During the nine months ended September 30, 2026, the Company disposed of fixed assets, which resulted in a loss of $234,409 included within other income (expense), net in the unaudited condensed statements of operations. During the nine months ended September 30, 2025, the Company disposed of fixed assets, which resulted in a loss of $89,540 included within other income (expense), net in the unaudited condensed statements of operations.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 6 - Leases

The Company leases space in Salem, Oregon; Pittsburgh, Pennsylvania; San Jose, California; and Fremont, California.

In February 2026, the Company entered into a lease for office space in Fremont, California commencing on March 1, 2026. The total future lease payments are $21,891,970 over a term of ten years and resulted in an increase of $11,344,386 in each of the Company’s operating lease right-of-use assets and operating lease obligations. The Company is required to hold $5,000,000 in restricted cash as a Standby Letter of Credit to secure the leasing arrangement. Additionally, the Company extended an office lease in Pittsburgh, Pennsylvania effective March 1, 2026, which resulted in an increase of $170,739 in each of the Company’s operating lease right-of-use assets and operating lease obligations.

The following table provides quantitative information concerning the Company’s operating leases:

	Nine months ended September 30,
	2026	2025

Operating lease expense	$2,365,130	$1,178,431
Variable lease cost	289,304	209,245
Short-term lease cost	122,761	149,995
Cash paid for operating leases	$1,465,447	$1,115,801

The weighted average remaining lease term for operating leases is 8.68 years as of September 30, 2026. The weighted average discount rate for operating leases is 9.56% as of September 30, 2026.

The following is a maturity analysis of annual undiscounted cash flows for operating lease liabilities as of September 30, 2026.

2026 (remaining three months)	$330,926
2027	2,900,398
2028	3,828,636
2029	3,930,616
2030	4,035,834
Thereafter	19,860,691

Total undiscounted cash flows	34,887,101

Less: present value discount	(17,477,226)

Total operating lease obligations	17,409,875
Operating lease obligations, short-term	556,023
Operating lease obligations, net of current portion	$16,853,852

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 7 - Fair Value Measurements

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (Topic 820) defines fair value, establishes a framework for measuring fair value in U.S. GAAP and specifies disclosures about fair value measurements. Under Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1	-	Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2	-	Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3	-	Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s short-term financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of these financial instruments approximate their fair value due to their short-term nature. The Company’s liability for SAFEs is measured at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy, as their measurement relies on significant unobservable inputs. Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value. There were no transfers between Levels 1, 2 or 3 during the nine months ended September 30, 2026 and 2025.

The following table presents the fair values of the Company’s financial assets and liabilities using the above input categories as of September 30, 2026 and December 31, 2025:

	September 30, 2026				December 31, 2025
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Liabilities:
SAFEs	$-	$-	$115,118,000	$115,118,000	$-	$-	$-	$-

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 8 - Simple Agreements for Future Equity (“SAFEs”)

In July 2026, the Company issued SAFEs to various third-party investors in exchange for cash proceeds of $100,000,000 (the “Purchase Amount”). The SAFEs have no stated maturity date and do not bear interest. The SAFEs outline settlement through various scenarios, including:

1.	a contemplated business combination with Churchill Capital Corp XI (the “Churchill Transaction”);

2.	a transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation (“Equity Financing”);

3.	a change of control, direct listing or initial public offering, excluding the Churchill Transaction (“Liquidity Event”) or

4.	a voluntary termination of operations, a general assignment for the benefit of the Company’s creditors or any other liquidation, dissolution or winding up of the Company, excluding a Liquidity Event, whether voluntary or involuntary (“Dissolution Event”).

If the Churchill Transaction closes, the SAFEs automatically convert into shares of the Company’s common stock. The number of shares issuable equals the Purchase Amount divided by 75% of the implied price per share of the Company’s capital stock in the Churchill Transaction, determined by reference to the exchange ratio specified in the merger agreement.

If an Equity Financing occurs before the Churchill Transaction, the SAFEs will automatically convert into shares of newly created Series C-4 preferred stock. The number of shares issuable equals the Purchase Amount divided by 75% of the original issue price of the Company’s Series C-3 preferred stock. The Series C-4 preferred stock has the same terms as the Series C-3 preferred stock, except for its per-share original issue price, conversion price and dividend amount, if any. Share issuances under either conversion mechanism are rounded down to the nearest whole share.

If a Liquidity Event occurs before the Churchill Transaction, Equity Financing or any conversion or other termination of the SAFEs, the holders are entitled to receive the greater of (i) the Purchase Amount or (ii) the proceeds payable on a number of common shares equal to the Purchase Amount divided by 75% of the fair market value per common share at the time of the event. Settlement may consist of cash, stock consideration or other assets legally available for distribution.

If a Dissolution Event occurs before any of the other settlement scenarios or any conversion or other termination of the SAFEs, the holders are entitled to receive the Purchase Amount. In a case where the available proceeds from a Dissolution Event are less than the Purchase Amount, the holders are entitled to receive available proceeds based on contractual liquidation priorities. The right to receive proceeds ranks junior to indebtedness and creditor claims, on parity with other SAFEs and preferred stock liquidation preferences, and senior to common stock. Insufficient proceeds are allocated proportionately among equally ranked holders. An entitlement determined on an as-converted basis instead ranks alongside common stock and similar as-converted distributions, behind creditor claims and applicable liquidation preferences.

The SAFE holders have no right to require redemption or repayment. The Company has no general discretionary redemption right; however, at the time of close of the Churchill Transaction or Equity Financing, it may void the SAFEs and return the Purchase Amount if the holder is not an accredited investor.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

The Company accounts for the SAFEs as freestanding liabilities in accordance with ASC 815. The liabilities were initially recognized at fair value and subsequently remeasured at each reporting date, with changes in fair value recognized in change in fair value of SAFEs within the unaudited condensed statements of operations.

The SAFEs initial fair value was $100,000,000. During the nine months ended September 30, 2026, the Company recognized a fair value remeasurement loss of $15,118,000. At September 30, 2026, the liability for SAFEs was $115,118,000 and was included in current liabilities within the unaudited condensed balance sheets as the SAFEs were converted to Company common stock in November 2026. See Note 16.

The SAFEs were valued using an income approach incorporating probability-weighted discounted cash flows under the aforementioned alternative settlement scenarios, adjusted for calibration to the issuance-date transaction price. The SAFEs are classified within Level 3 of the fair value hierarchy and included in Note 7 - Fair Value Measurements. The significant unobservable inputs used in the fair value measurement during the period related to the SAFEs were as follows based on the scenarios outlined above. Scenarios 3 & 4 were assigned a 0% probability at both measurement dates.

For July 9, 2026 issuance:	Scenario 1	Scenario 2

Probability of scenario outcome	90%	10%
Discount rate	25%	25%
Risk-free rate	3.96%	3.96%
Expected term (in years)	0.5	0.5

For September 30, 2026 measurement:	Scenario 1	Scenario 2

Probability of scenario outcome	95%	5%
Discount rate	25.20%	25.20%
Risk-free rate	4.20%	4.20%
Expected term (in years)	0.25	0.25

The following table presents a summary of the changes in the fair value of the SAFEs for the nine months ended September 30, 2026:

Balance as of December 31, 2025	$-
Issuances	100,000,000
Change in fair value	15,118,000

Balance as of September 30, 2026	$115,118,000

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 9 - Employee Compensation Plan

The Company maintains the Agility Robotics, Inc. 2015 Equity Incentive Plan (“Equity Incentive Plan” or “Plan”). Shares of Common Stock issued under the Plan may be either authorized but unissued or shares held in the Company’s treasury. The exercise price of each stock option is equal to the fair value of the Company’s stock on the date of the grant. The maximum term of the option is 10 years. Generally, all options to purchase the Common Stock issued under the Equity Incentive Plan shall vest twenty-five percent at the end of the first year of full-time employment and at a rate of one thirty-sixth of the remaining amount per month thereafter such that the entire stock option grant vests in its entirety over a period of four years. Options issued under this plan are subject to a Company repurchase right that is triggered upon employee termination, which sets the repurchase price at the date of termination. This repurchase right has a term of one year from the date of the employee’s termination. As a result, the Company determined that employees do not bear the normal risks and rewards of share ownership, and as such, the share-based awards issued to employees are reported as liability-classified awards. As such, the share-based awards issued to employees are remeasured to fair value at each reporting date with changes in fair value being recorded in earnings. In addition, any shares outstanding as a result of exercise of stock options under the plan are subject to the same repurchase provisions and are reported as liabilities and accounted for the same way as the stock options with respect to remeasurement.

The Company has calculated the fair value at each reporting date using the Black-Scholes option-pricing model, which takes into account inputs such as the exercise price, the value of the underlying shares of Common Stock at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield.

In order to estimate the fair value of the stock options giving consideration to the repurchase right, the Company utilized an approach to calculate an adjusted fair value of each stock option (“Award FV”) that is equal to the fair value of the option without consideration of the repurchase right (“Base Award FV”) minus the probability-weighted fair value of the repurchase right (“Call Option FV”).

Prior to June 30, 2026, liability-classified shares subject to the Company repurchase right were (i) excluded from Common Stock shares outstanding presented on the unaudited condensed balance sheets and in the unaudited condensed statements of temporary equity and stockholders’ deficit, and (ii) included in the weighted-average number of shares used to compute net loss per share.

Effective June 30, 2026, the Company amended its Equity Incentive Plan to remove the Company’s repurchase right upon termination of employment. As a result, share-based awards issued to employees, as well as previously issued shares from exercised awards that were subject to the repurchase provisions, no longer met the criteria for liability classification and were reclassified to equity. The modification was accounted for in accordance with ASC 718.

Effective September 16, 2026, the Company further amended its Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 950,000 shares, resulting in an aggregate of 7,828,158 shares authorized for issuance under the Equity Incentive Plan. The increase is intended to provide additional capacity for future equity awards. The total number of shares of all classes of stock the Company is authorized to issue is: (1) 33,500,000 shares of $0.0001 par value Common Stock, and (2) 19,493,031 shares of $0.0001 par value Preferred Stock. In addition, there were 7,828,158 and 6,878,158 shares authorized under the Plan at September 30, 2026 and December 31, 2025, respectively.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Since the awards only met liability classification criteria until the award modification on June 30, 2026 and there were no award grants from July 1 to September 30, the assumption disclosures only cover the six months ended June 30, 2026. As such, the Company estimated the Base Award FV using the Black-Scholes option-pricing model using the following weighted-average assumptions for the six months ended:

	June 30, 2026	June 30, 2025

Expected term (in years)	0.87	0.96
Expected volatility	85%	88%
Risk-free rate	3.91%	3.93%
Dividend rate	0%	0%

Since the awards only met liability classification criteria until the award modification on June 30, 2026 and there were no award grants from July 1 to September 30, the assumption disclosures only cover the six months ended June 30, 2026. As such, the Company estimated the Call Option FV using the Black-Scholes option-pricing model using the following weighted-average assumptions for the six months ended:

	June 30, 2026	June 30, 2025

Expected term (in years)	1.00	1.00
Expected volatility	85%	85%
Risk-free rate	4.09%	3.69%
Dividend rate	0%	0%

The change in fair value of stock options along with the Common Stock owned as a result of exercise of stock options is recognized as stock compensation expense based on the change in award liability balance during the period. The Company accounts for forfeitures as they occur, rather than applying an estimated forfeiture rate.

Based on the Award FV calculation on June 30, 2026, the award modification date, the award liability was increased by $231,567,358 and the total award liability balance of $264,458,717 was reclassified to additional paid-in capital and Common Stock. Change in the award liability balance is summarized as follows for the nine months ended September 30, 2026:

	Number of Shares	Account Balance

Balance at December 31, 2025	257,313	$38,216,336
Options exercised	29,454	82,873
Expiration of repurchase right	(101,486)	(5,407,850)
Change in fair value of award liability	-	231,567,358
Reclassification to equity due to modification	(185,281)	(264,458,717)
Balance at September 30, 2026	-	$-

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Also, on June 30, 2026, the award modification date, the post-modification award fair value was remeasured using the Black-Scholes option-pricing model. The Company calculated the post-modification award fair value using the following weighted-average assumptions:

Expected term (in years)	0.87
Expected volatility	85%
Risk-free rate	3.91%
Dividend rate	0%

The modification resulted in incremental compensation cost recognized on the modification date of $49,055,261 for the difference between the pre-modification and post-modification award fair value.

The following table summarizes the components of stock compensation expense:

	Nine months ended September 30,
	2026	2025

Change in fair value of award liability	$231,567,358	$28,422,287
Incremental cost due to award modification	49,055,261	-
Post-modification stock compensation expense	34,200,087	-

Total stock compensation expense	$314,822,706	$28,422,287

The following table summarizes stock compensation expense and its allocation within the accompanying unaudited condensed statements of operations:

	Nine months ended September 30,
	2026	2025

Cost of goods sold	$388,972	$11,149
Selling, general and administrative expenses	150,405,585	11,171,151
Research and development expenses	164,028,149	17,239,987

Total stock compensation expense	$314,822,706	$28,422,287

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

Stock option activity for the nine months ended September 30, 2026 was as follows:

	Number of Shares Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Term (in Years)	Aggregate Intrinsic Value

Shares underlying outstanding awards at December 31, 2025	5,059,146	$17.51	8.77	$40,634,071
Granted	908,421	26.31
Exercised	(70,095)	3.27
Forfeited	(419,104)	24.44
Expired	(58,050)	6.55

Shares underlying outstanding awards at September 30, 2026	5,420,318	18.75	8.33	$501,895,414

Exercisable options at September 30, 2026	2,575,167	$13.82	7.65	$262,621,531

The weighted-average grant date fair value of options granted during the nine months ended September 30, 2026 was $23.11. The total intrinsic value of options exercised during the nine months ended September 30, 2026 was $8,789,500. As of September 30, 2026, there was $282,176,722 of unrecognized compensation cost related to unvested stock options granted, which is expected to be recognized over a weighted-average period of 2.44 years.

The following table summarizes stock award exercise activity and its allocation between award liability and additional paid-in capital:

	Nine months ended September 30,
	2026		2025
	Shares	Dollars	Shares	Dollars

Award liability	29,454	$82,873	175,910	$659,755
Additional paid-in capital	40,641	165,106	-	-
Total	70,095	$247,979	175,910	$659,755

NOTE 10 - Common Stock Warrants

In May 2026, the Company entered into an agreement with a customer, also a related party, under which the Company will issue 453 Common Stock purchase warrants per robot sourced, should the customer source a minimum of 1,000 robots, representing an aggregate commitment of 453,000 warrants at an exercise price equal to the per share price of the Company’s Series C-3 Preferred Stock. The Company accounts for Common Stock warrants issued to customers in accordance with the applicable guidance in ASC 606, Revenue from Contracts with Customers. The fair value of the warrants will be recognized as a reduction of the transaction price (and therefore net sales). As of the date these unaudited condensed financial statements were issued, the definitive warrant agreement has not yet been finalized and no robots had been deployed under this arrangement, therefore none of the warrants had been issued. Accordingly, no amounts have been recognized in the accompanying unaudited condensed financial statements related to this arrangement.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

In September 2026, the Company cancelled for no consideration Common Stock warrants issued to a potential customer in July 2021 to purchase 358,000 shares at an exercise price of $0.01 per share. The warrants vested at a rate of 358 shares per robot purchased and had a grant date fair value of $483,907. The Company accounts for Common Stock warrants issued to customers in accordance with the applicable guidance in ASC 606, Revenue from Contracts with Customers. The potential customer had not purchased any robots, and therefore none of the warrants had vested. Because the fair value of the warrants was to be recognized as a reduction of net sales only upon vesting, no amounts had been recognized in the financial statements in connection with the warrants. Accordingly, the cancellation had no effect on net sales, stockholders’ deficit, or net loss for the nine months ended September 30, 2026.

NOTE 11 - Contingently Redeemable Preferred Stock

Holders of Contingently Redeemable Preferred Stock shall have the right to convert, at any time, into shares of Common Stock. The initial conversion rate shall be 1:1, subject to adjustment for any stock split, stock dividend, recapitalization, or the like. Mandatory conversion of the Contingently Redeemable Preferred Stock will occur upon (i) the closing of an underwritten public offering for gross proceeds to the Company of at least $100 million that results in the Company’s shares listed on a national exchange or (ii) the consent of the holders of at least the majority of outstanding shares of (x) Series B Preferred Stock and Series B-X Preferred Stock (y) Series C Preferred Stock and (z) Preferred Stock, voting as a single class on a converted basis.

As the Company’s preferred shares are conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Company, and upon such event, the shares would become redeemable at the option of the holders, they are classified as temporary equity, outside permanent equity. The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash, securities or other assets of the entity in the future. If the events are such that the shares are probable of becoming redeemable, then the Company will adjust the shares to reflect the maximum redemption value at the end of the reporting period.

During the nine months ended September 30, 2026, the Company issued 75,665 shares of Series C-3 Preferred Stock at $66.15 per share for gross proceeds of $5,004,961. Proceeds were used for product development, working capital and other general corporate purposes. The issuance was pursuant to the Series C-3 Preferred Stock Purchase Agreement entered into on June 25, 2025. There were no material changes to the rights, preferences, liquidation provisions, conversion provisions, or redemption features of the Company’s Contingently Redeemable Preferred Stock from those disclosed in Note 8 of the Company’s financial statements for the year ended December 31, 2025.

The preferred shares outstanding at September 30, 2026 converted into shares of Company common stock in connection with the Business Combination. See Note 16 for additional details on the conversion amounts.

NOTE 12 - Income Taxes

During the interim period ended September 30, 2026, the Company computed the income tax provision using an estimated effective annual rate based on projected full-year results. The Company updated its forecast to reflect an expected taxable loss for the 2026 calendar year. In accordance with the guidance under FASB ASC Topic 740-270-25-4, the estimated annual effective tax rate reflects the anticipated generation and utilization of operating losses and the related deferred tax impacts, including valuation allowances.

The Company did not record any tax expense for the nine months ended September 30, 2026 and 2025.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 13 - Commitments and Contingencies

During the normal course of business, the Company may be involved in legal proceedings and claims related to various business issues. This includes, but is not limited to, potential liabilities arising from indemnification provisions within the Company’s customer agreements. While it is not possible to determine with certainty the ultimate outcome of any claim or proceeding, management believes that there are no claims or proceedings against the Company that will have a material adverse effect on the Company’s financial position.

The Company leases certain of its facilities under operating leases expiring in various years through 2036. Refer to Note 6 for a schedule of future lease payments under non-cancellable leases as of September 30, 2026.

As of September 30, 2026, the Company had a contractual obligation to purchase certain materials. The purchase commitment covered by the agreement is for approximately $376,000 and is for a period of less than one year.

NOTE 14 - Related Party Transactions

As of September 30, 2026 and December 31, 2025, there were accounts receivable related to an investor of $0 and $114,975, respectively. For the nine months ended September 30, 2026 and 2025, net sales on the unaudited condensed statements of operations related to this investor were $0 and $1,050,000, respectively. Additionally, warrants to purchase 2,888,182 shares of the Company’s Common stock held by this investor were outstanding as of September 30, 2026 and December 31, 2025.

During the nine months ended September 30, 2026 and 2025, the Company engaged in various transactions with a related party as customer, vendor, and investor. During the nine months ended September 30, 2026 and 2025, the Company disbursed a total of $528,206 and $306,119, respectively, for various inventory and other material purchases. The Company recognized net sales totaling $181,698 and $76,500 on the unaudited condensed statements of operations for the nine months ended September 30, 2026 and 2025, respectively. Of the net sales, $81,612 and $71,029 were outstanding as accounts receivable as of September 30, 2026 and December 31, 2025, respectively.

NOTE 15 - Net Loss Per Share

The share and per-share amounts presented below have been retrospectively adjusted to reflect the exchange ratio of 9.202 established upon the closing of the Business Combination on November 4, 2026. See Note 16 for additional details.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted net loss per share of Common Stock:

	Nine months ended September 30,
	2026	2025

Numerator - basic and diluted
Net loss	$(458,702,088)	$(97,660,152)
Denominator - basic and diluted
Weighted-average shares of Common Stock outstanding	32,574,100	31,411,961
Loss per share of Common Stock - basic and diluted	$(14.08)	$(3.11)

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

The following table presents the potential common shares outstanding excluded from the computation of diluted net loss per share of Common Stock as of the periods presented because including them would be anti-dilutive:

	As of September 30,
	2026	2025

Contingently Redeemable Preferred Stock	145,700,787	138,448,737
Common Stock warrants	26,843,559	30,137,875
Stock options	49,877,766	20,710,693
SAFEs	12,402,327	-
Potential common shares excluded from diluted net loss per share	234,824,439	189,297,305

NOTE 16 - Subsequent Events

In preparing these unaudited condensed financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 13, 2026, the date the unaudited condensed financial statements were issued.

Pittsburgh Lease

On October 2, 2026, the Company entered an approximately 50,000 square-foot facility lease in Pittsburgh, Pennsylvania for an initial term of eight years with two five-year renewal options. Total fixed base rent over the initial term is $4,445,445, with no base rent due during the first six months. The landlord will provide a tenant improvement allowance of up to $1,008,560. The Company is required to provide a $1,500,000 standby letter of credit to secure the lease, which reduces over the first five years of the lease term.

RSU Grants

On October 12, 2026, the Company granted 1,233,577 restricted stock units (“RSUs”) for shares of the Company’s Common Stock under the Equity Incentive Plan. The maximum term is 7 years. The RSUs vest only upon satisfaction of both a service-based requirement and a liquidity event requirement. Under the service-based requirement, 25% of the RSUs satisfy the service vesting condition on the first anniversary of the vesting commencement date and 1/16th of the RSUs satisfy the service vesting condition on each quarterly date thereafter, subject to continued service. The liquidity event requirement was satisfied upon the consummation of the Business Combination on November 4, 2026.

Agility Robotics, Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS - CONTINUED

CAP Agreements

In October 2026, the Company entered into CAP agreements with two new customers. Under the programs, customers receive phased access to the Company’s Digit robots to demonstrate the feasibility of customer-specific use cases. Fees total up to $500,000 per agreement are payable in phases, subject to agreed exit criteria. The agreements do not obligate the customers to proceed to a production deployment, and they provide priority access and tiered pricing on the Company’s next-generation Digit robot, including a credit of up to $500,000 against future orders. These agreements were entered into after the balance sheet date and have not been recognized in the accompanying unaudited condensed financial statements.

Business Combination

As discussed in Note 1, the Company completed the Business Combination on November 4, 2026. Immediately before closing, all outstanding shares of the Company’s preferred stock converted into 15,833,600 shares of Company common stock in accordance with the Company’s certificate of incorporation. Outstanding SAFEs with an aggregate purchase amount of $100,000,000 converted into 1,408,450 shares of Company common stock in accordance with their terms.

At closing, each outstanding share of Company common stock, including shares issued through the foregoing conversions, was exchanged for 9.202 shares of NewCo common stock. In aggregate, 191,514,177 shares of NewCo common stock were issued to the former holders of Company common stock.

NewCo also assumed the Company’s outstanding vested and unvested stock options and warrants. The number of shares underlying each option and warrant were multiplied by the exchange ratio, and the exercise price was divided by the exchange ratio, subject to contractual rounding provisions. The options and warrants otherwise retained their existing terms, including vesting and expiration provisions. Vested warrants were exchanged for vested NewCo warrants as affected by the exchange ratio. Following these adjustments, the assumed options were exercisable for an aggregate of 49,564,922 shares of NewCo common stock. In addition, any outstanding RSUs granted after September 30, 2026 but before the Closing Date were exercisable for an aggregate of 11,303,125 shares of NewCo common stock.

In connection with closing, CCXI public shareholders redeemed 25,451,804 shares for aggregate payments of approximately $261,832,000. Upon close, the Company received approximately $334,100,000 of net cash proceeds which was comprised of approximately $164,100,000 of remaining cash held in Trust subsequent to the aforementioned redemptions, approximately $201,000,000 of proceeds received PIPE Subscription Agreements from the issuance and sale of 20,102,500 shares of the CCXI Class A Ordinary Shares at $10.00 per share, and subsequently, the conversion of CCXI Class A Ordinary Shares into shares of the NewCo Company common stock upon the closing, and the payment of approximately $31,000,000 of transaction costs at closing.

Agility Robotics, Inc. 2026 Incentive Award Plan

At the Extraordinary General Meeting, the shareholders of CCXI considered and approved the Agility Robotics, Inc. 2026 Incentive Award Plan (the “Incentive Plan”), under which the Company and its affiliates may grant cash and equity incentive awards to its eligible service providers in order to attract and retain key personnel. The Incentive Plan was approved by the CCXI shareholders on November 2, 2026 and was ratified and approved by the Board on November 4, 2026, and became effective on November 2, 2026. The initial share reserve under the Incentive Plan is 51,399,711 shares, which represents approximately 13% of the number of shares of Common Stock outstanding on a fully-diluted basis as of immediately following the Closing, with an annual increase on January 1 of each year from 2027 through 2036 equal to (i) 5% of the aggregate number of shares of Common Stock outstanding on a fully-diluted basis on the final day of the immediately preceding calendar year, or (ii) such smaller number of shares as determined by the Board.

Agility Robotics, Inc. 2026 Employee Stock Purchase Plan

At the Extraordinary General Meeting, the shareholders of CCXI considered and approved the Agility Robotics, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”), which provides employees of the Company and its participating subsidiaries with the opportunity to purchase shares of Common Stock at a discount through accumulated payroll deductions during successive offering periods. The ESPP was approved by the CCXI shareholders on November 2, 2026 and was ratified and approved by the Board on November 4, 2026, and became effective upon the Closing Date. The initial share reserve under the ESPP is 7,907,647 shares, which represents approximately 2% of the number of shares of Common Stock outstanding on a fully-diluted basis as of immediately following the Closing, with an annual increase on January 1 of each year from 2027 through 2036 equal to (i) 1% of the aggregate number of shares of Common Stock outstanding on a fully-diluted basis on the final day of the immediately preceding calendar year, or (ii) such smaller number of shares as determined by the Board, subject to a maximum of 100,000,000 shares issuable under the ESPP.